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                                                                    EXHIBIT 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
    KPMG Consulting, Inc.

We have issued our reports dated August 6, 2002, except for Note 23, as to which the date is September 18, 2002, accompanying the financial statements and
Schedule II, of KPMG Consulting, Inc. (successor to the consulting business of KPMG LLP), which are included in this annual report on Form 10-K for the fiscal year ended June 30, 2002. We hereby consent to the incorporation by reference of said reports in KPMG Consulting, Inc.'s Registration Statements on Form S-3 (File No. 333-83990, effective March 18, 2002) and on Forms S-8 (File No. 333-55354, effective February 9, 2001, File No. 333-55380, effective February 9, 2001 and File No. 333-55378, effective February 9, 2001).



/s/ GRANT THORNTON LLP


New York, New York
September 26, 2002